Exhibit 2.21

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) effective as of January 28, 2016, by and among Patriot Underwriters, Inc., a Delaware corporation (the “Buyer”), Mid Atlantic Insurance Services, Inc., a Virginia corporation (the “Seller”), and Steven Donald Love, as Trustee of the Steven D. Love Declaratory Trust dated 1998, the sole shareholder of the Seller (the “Equity Holder”). Each of the foregoing parties may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article 7 below.

RECITALS

WHEREAS, the Equity Holder owns all of the Equity Interests of the Seller and the Seller is engaged in the business of providing excess, surplus and personal insurance products and services on a wholesale basis to retail insurance brokers and agents as a wholesale commercial insurance brokerage (the “Business”); and

WHEREAS, the Seller wishes to sell to the Buyer and the Buyer wishes to purchase from the Seller, the rights and obligations of the Seller to the Purchased Assets (as defined herein) subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED ASSETS

1.1Purchased Assets and Excluded Assets.

1.1.1Purchased Assets. On the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to the Seller by the Buyer, the Buyer hereby purchases and acquires from the Seller, and the Seller hereby sells, conveys, assigns, transfers and delivers to the Buyer, all of the Seller’s right, title and interest in and to all assets, properties, rights and interests, of any kind and description pertaining to the Business (whether personal, tangible or intangible, or fixed, contingent or otherwise), wherever located and by whomever possessed, owned, licensed or leased by the Seller, other than the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Liens, including, without limitation, the following:

a)all of the Seller’s Contracts and business arrangements, including, without limitation, sales and purchase orders, confidentiality, vendor, agent, agency, carrier, broker and service agreements, all of which are listed on Schedule 1.1.1(a) (collectively, the “Assigned Contracts”);

b)all of the Intellectual Property owned by the Seller, including but not limited to the name “Mid Atlantic Insurance Services”;

c)all Accounts Receivable, other receivables, prepaid insurance, other prepaid expenses related to the Business for services provided prior to the Closing Date;

d)Seller’s Appulate Master Agreement;

e)Seller’s Vertafore Master Agreement including but not limited to the account management software (AIMS);

f)Seller’s office equipment, furniture and telephone numbers;

g)all of the Seller’s claims, deposits, prepayments, refunds, credits, causes of action, rights of recovery and setoff of any kind, including, without limitation, proceeds from insurance policies to the extent such proceeds relate to the Purchased Assets or the Assumed Liabilities and all rights of the Seller under or pursuant to all warranties, representations and guarantees made by Persons to the Seller with respect to the Business (other than those that are Excluded Assets or Excluded Liabilities);

h)all of the Seller’s advertising, marketing, training and promotional materials and all other printed or written materials;

i)all of the Seller’s lists, records and other information in written or electronic form, pertaining to suppliers and customers (including, without limitation, customer lists, customer mailing lists and customer sales files); lists, records and other information pertaining to accounts, referral sources; books, ledgers, files, documents, correspondence and business and accounting records of every kind (including, without limitation, all financial, business and marketing plans); provided, however that Buyer acknowledges and agrees that some of the information relating to suppliers and customers is not exclusive to the Seller and the Business and accordingly Seller and its Affiliates are entitled to retain copies of such information to the extent such information relates to the Permitted Companies or their respective businesses; and

j)all goodwill of the Seller as a going concern and all other intangible property of the Seller.

Nothing in this Section 1.1.1 shall obligate the Buyer to assume any Liability, whether related to the Business, the Purchased Assets or otherwise, unless the Buyer expressly assumes such Liability pursuant to the terms and conditions of Section 1.2.1 of this Agreement.  The failure of the Seller to list any Purchased Asset on an appropriate disclosure schedule attached hereto shall not exclude such asset from the Purchased Assets.

1.1.2Excluded Assets. Notwithstanding Section 1.1.1, the following assets, properties, rights and interests of the Seller (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets:

a)the Seller’s rights under or pursuant to this Agreement;

b)all Real Property owned by the Seller;

c)all vehicles registered or titled to Seller;

d)Cash on Hand and the Seller’s rights to the incentive compensation from its agency agreements (a list of the incentive compensation agreements is attached as Schedule 1.1.2(d)) earned for Calendar Year 2015;

e) all of Seller’s Licenses and Permits:

f)all refunds from cancelled insurance policies for the Seller and insurance coverage for the Seller proceeds relating to events requiring payments prior to Closing; and

g)all other assets, properties, rights and interests of the Seller not relating to the Business or the Purchased Assets, including, without limitation, those set forth on Schedule 1.1.2(g).

1.2Assumption and Exclusion of Liabilities.

1.2.1Assumed Liabilities. As of the Closing Date, subject to the terms and conditions hereof, and as additional consideration for the Purchased Assets, the Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to their respective conditions, the Liabilities of the Seller under any Assigned Contracts relating to the Business and the Purchased Assets (but excluding any Liability arising prior to the Closing Date, arising as a result of events prior to the Closing Date or arising out of or related to any breach, act or omission by the Seller) and any other Liabilities of the Seller set forth on Schedule 1.2.1 including Accounts Payable and Current Liabilities, but only to the extent the existence of such Liabilities or the particular facts and circumstances that give rise to such Liabilities do not or would not constitute a breach of any of the Seller’s representations and warranties hereunder or otherwise give rise to a claim for indemnification by the Buyer hereunder (collectively, the “Assumed Liabilities”).

1.2.2Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Seller shall retain and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume or have any responsibility or liability for, any of the following Liabilities (collectively, the “Excluded Liabilities”):

a)all Liabilities arising out of or related to the Excluded Assets;

b)the Seller’s obligations under this Agreement;

c)all Liabilities under any Assigned Contract, to the extent (i) arising in the first instance prior to the Closing Date, or (ii) arising after the Closing Date but relating to a breach of an Assigned Contract by the Seller prior to the Closing Date;

d)all Liabilities for Taxes imposed with respect to the Business, the Purchased Assets or any income or gains derived with respect thereto for any Tax period, or portion thereof, ending on or before the Closing Date;

e)all Liabilities related to any Indebtedness, including but not limited to the Middleburg Bank Credit line;

f)all Liabilities related to the Seller’s non-compliance with any applicable Laws;

g)all Liabilities arising out of or relating to any claim by a third party related to a breach of warranty or similar claim with respect to the Business, to the extent such Liabilities relate to services provided by the Seller prior to the Closing Date;

h)all Liabilities from return premium commissions paid prior to Closing;

i)all Liabilities related to any pending or threatened litigation against the Seller, whether related to the Business or otherwise; and

j)all other Seller Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, not defined as Assumed Liabilities pursuant to Section 1.2.1, including, without limitation, those set forth on Schedule 1.2.2.

1.3Purchase Price. In consideration of the sale by the Seller to the Buyer of the Purchased Assets and the representations, warranties and covenants made by the Seller to the Buyer, and subject to the satisfaction or waiver of all of the conditions contained herein, the Buyer shall deliver to Seller (a) at Closing, Eight Million Dollars ($8,000,000) less the Cash Credit (the “Initial Purchase Price”) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.3; and (b) in accordance with the timing specified in Section 1.4, the Earn-Out Payment (as defined in Section 1.4.1), if any.  Seller shall be entitled to the Incentive Compensation from its Agency agreements (a list of the Incentive Compensation agreements is attached as Schedule 1.1.1(d)) earned for Calendar Years 2016 and 2017 (“Incentive Payments”). Payment of the Incentive Payments shall be made promptly upon receipt of such amount by Buyer and shall be credited dollar-for-dollar towards the Earn-Out Payment for the Measurement Period the Incentive Payment is received by Buyer.

1.4Earn-Out Payment.

1.4.1Earn-Out Payments.  The Buyer shall pay to the Seller the Earn-Out payments (the “Earn-Out Payments”) based on Actual EBITDA for each Measurement Period as follows:

Notwithstanding anything herein, the maximum cumulative Earn-Out for all Measurement Periods shall be Eight Million Five Hundred Thousand Dollars ($8,500,000) and the minimum cumulative Earn-Out Payment for the Measurement Periods shall be Seven Million Dollars ($7,000,000); provided, however, there shall be no minimum Earn-Out Payment if Equity Holder dies during any Measurement Period. It is further agreed, for the avoidance of doubt, if Buyer sells all or substantially all of the Purchased Assets to an entity, other than an Affiliate, then the minimum cumulative Earn-Out Payment for the Measurement Periods shall be Eight Million Five Hundred Thousand Dollars ($8,500,000).

1.4.2Incentive Payments. The Incentive Payments earned, received and paid for the 2016 and 2017 Calendar Years shall reduce the Earn-Out Payments on a dollar-for-dollar basis. For the avoidance of doubt, the Incentive Payments will be included in the calculation of Actual EBITDA.

1.4.3Referral EBITDA.  Buyer hereby agrees to include 100% of such Referral EBITDA in the calculation of the Earn-Out Payment for the Measurement Period in which such Referral EBITDA was generated.  Notwithstanding the foregoing, Seller shall not receive any additional sales referral compensation from Buyer or Buyer’s Affiliate so long as such Referral EBITDA is used in the Earn-Out Calculation.

1.4.4Procedures Applicable to Determination of the Earn-Out Payments.

a)On or before the date which is thirty (30) days after the conclusion of each of the five respective Measurement Periods, the Buyer shall prepare and deliver to the Seller a written statement (the “Earn-Out Statement”) setting forth in reasonable detail its calculation of the resulting Earn-Out Payment (the “Earn-Out Calculation”).

b) The Seller shall have thirty (30) days after receipt of each of the five respective Earn-Out Statements (the “Review Period”) to review the Earn-Out Statement and the Earn-Out Calculation set forth therein. During the Review Period, the Seller and its accountants shall have the right to inspect the Buyer’s books and records during normal business hours at the Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Earn-Out Payment.  In the event reasonably necessary to verify calculation of the Referral EBITDA for any Measurement Period, the Buyer shall also cause each of its Affiliates and subsidiaries to allow the Seller and its accountants to have the ability to inspect such Affiliate’s or subsidiary’s books and records during normal business hours at such Affiliate’s or subsidiary’s offices, upon reasonable prior notice. Prior to the expiration of the Review Period, the Seller may object to the Earn-Out Calculation set forth in the Earn-Out Statement by delivering a written notice of objection (the “Objection Notice”) to the Buyer. Any Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by the Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Seller fails to deliver an Objection Notice to the Buyer prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Statement with respect to such Measurement Period shall be final and binding on the Parties. If the Seller timely delivers an Objection Notice, the Buyer and the Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Actual EBITDA, Referral EBITDA and the Earn-Out Payment. If the Buyer and the Seller are unable to reach agreement within thirty (30) days after such an Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than the Seller’s accountants or the Buyer’s accountants, appointed by mutual agreement of the Buyer and the Seller (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, the Buyer and the Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Seller, and not by independent review. The resolution of the dispute and the calculation of Actual EBITDA and Referral EBITDA that is the subject of the applicable Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne by the Seller and the Buyer in proportion to the amounts by which their respective calculations of Actual EBITDA and Referral EBITDA differ from Actual EBITDA and Referral EBITDA as finally determined by the Independent Accountant.

1.4.5Timing of Payment of Earn-Out Payments. Subject to Section 1.4.5, any Earn-Out Payment that the Buyer is required to pay pursuant to Section 1.4.1 hereof shall be paid in full no later than five (5) business days following the date upon which the determination of the Earn-Out Payment becomes final and binding upon the Parties as provided in Section 1.4.2(b) (including any final resolution of any dispute raised by the Seller in the Objection Notice). The Buyer shall pay to the Seller the Earn-Out Payment, if any, in cash by wire transfer of immediately available funds to the bank account for the Seller set forth on Schedule 1.3.

1.4.6Post-closing Operation of the Business. Following the Closing and until the payment of the maximum Earn-Out Payment, Buyer agrees to maintain segregated books and records for the Business.  Subject to the terms of this Agreement including the immediately preceding sentence, subsequent to the Closing, the Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that the Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose or are reasonably likely to have the result of avoiding or reducing the Earn-Out Payments hereunder.  Notwithstanding the foregoing, the Buyer has no obligation to operate the Business in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment.

1.4.7Right of Set-off. The Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 1.4 the amount of any Losses to which any Buyer Indemnified Party may be entitled. Buyer agrees that Seller is not waiving the right to dispute any withholding or set off, nor the right to be repaid any monies withheld or set off if a court later determines the withholding or set off to have been improper.

1.4.8No Security. The Parties understand and agree that (a) the contingent rights to receive the Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Buyer, (b) the Seller shall not have any rights as a security holder of the Buyer as a result of the Seller’s contingent right to receive the Earn-Out Payment hereunder, and (c) no interest is payable with respect to the Earn-Out Payment.

1.5Third Party Consents. To the extent that the Seller’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller and Steven D. Love, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Purchased Asset in question so that the Buyer would not in effect acquire the benefit of all such rights, the Seller and Steven D. Love, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as the Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

1.6  Minimum Current Assets Net of Current Liabilities.  Seller agrees that as of the Closing Date the Current Assets purchased, including but not limited to Accounts Receivable, other receivables, prepaid insurance, Cash Credit and other prepaid expenses, shall exceed current liabilities assumed, including but not limited to Accounts Payable and Other Current Liabilities, by at least the six (6) month average prior to Closing but not to exceed $350,000.  Buyer and Seller agree we are closing the transaction believing in good faith the Minimum Current Assets Net of Current Liabilities will exceed the six (6) month average prior to Closing.  Buyer shall then update the Minimum Current Assets Net of Current Liabilities calculation sixty days (60) after closing using the actual numbers and the Parties shall adjust the Earn-Out Payment downward in an amount, if necessary, for the actual Minimum Current Assets Net of Current Liabilities calculation to equal the six (6) month average prior to Closing.  Any dispute of the Minimum Current Assets Net of Current Liabilities calculation shall be resolved on the same terms and conditions as an Earn-Out dispute as stated in 1.4.4. Attached hereto as Schedule 1.6 is the preliminary calculation of the six month trailing average indicating an average of $648,113.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and the Equity Holder, jointly and severally, hereby represent and warrant to the Buyer with respect to the matters specified in this Article 2 as follows:

2.1Organization and Qualification. The Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. The Seller does not have any subsidiaries. The Seller has the requisite corporate power and authority to conduct the Business as it is now being conducted and to perform all of its obligations under each Contract by which it is bound.

2.2Authorization; Enforceability. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized by the Equity Holder and duly executed and delivered by the Seller, and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

2.3Organizational Documents. The Seller has delivered to the Buyer copies of the Seller’s Organizational Documents, and all such copies are complete and correct as of the date hereof. The books of account and other records of the Seller delivered to the Buyer have been materially maintained in accordance with applicable Law. The Seller is not in default under or in violation of any provision of its Organizational Documents.

2.4Capitalization.  The Equity Holder is the only record and beneficial holder of the Equity Interests of the Seller.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Equity Interests of the Seller.

2.5No Violation. Except as set forth on Schedule 2.5 and subject to the receipt of the Consents and to the filing of notices as contemplated by Section 2.6, neither the execution and delivery of this Agreement, nor the performance by the Seller of its obligations hereunder, or the consummation of the transactions contemplated hereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of the Seller, (b) violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Assigned Contract or any Contract or Lease to which the Seller is a party or by which the Purchased Assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with regard to the Seller or any of its assets, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to the Seller or any of its assets, or (c) conflict with or violate in any material respect any Laws applicable to the Seller or by which any of its assets are bound or any of the Licenses and Permits held by the Seller.

2.6Consents.

2.6.1Third Party Consents. Except as set forth on Schedule 2.6, neither the execution and delivery of this Agreement, nor the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby will (with or without the passage of time or the giving of notice) require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Assigned Contract or any Contract to which the Seller is a party or by which any Purchased Assets are bound.

2.6.2Governmental Consents. Except as set forth on Schedule 2.6, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, which, if not made or obtained, would result in a violation of any Law, License or Permit, or result in any material Liability to the Seller, or which would prohibit the consummation of the transactions contemplated hereby.

2.7Taxes. The Seller has delivered to Buyer complete and correct copies of the Seller’s Tax Returns for the fiscal years ended 2012, 2013 and 2014. The Seller has filed all Tax Returns required by applicable Law to be filed by it prior to or as of the date hereof (subject to any filing extensions), and such Tax Returns are true, correct and complete in all material respects. The Seller has paid and discharged or, where payment is not yet due, has established, or will establish or cause to be established, on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to (a) any period ending prior to or on the Closing Date and (b) the portion through the Closing Date for any period that includes (but does not end on) the Closing Date. There are no Liens, claims or assessments pending against the Seller or its assets for any alleged deficiency in any Tax (other than for current Taxes not yet due and payable), and the Seller has not been notified in writing of any proposed Tax claims, Liens or assessments against the Seller. The Seller is not, has not been, nor has been notified in writing that it will be the subject of any examination by a Taxing Authority. The Seller has withheld from each payment made to any of its past or present employees, and any other Person, as appropriate, the amount of all Taxes and other deductions required to be withheld therefrom, and paid the same to the proper Taxing Authority within the time required by Law.  No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. The Seller is not party to any Tax indemnity, allocation or sharing agreement.

2.8Material Contracts. The Seller has delivered to the Buyer a complete and correct copy of each written Assigned Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto, and written descriptions of each oral Contract, if any. Each Assigned Contract that is in any way material to the Business of the Seller (a “Material Contract”) is valid, binding, in full force and effect, and enforceable by the Seller against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is not subject to any claims, charges, setoffs or defenses. The Seller is not in breach or default under any Material Contract, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a breach or default by the Seller thereunder. The Seller has not waived any material rights under any Material Contract or modified any material terms thereof. To the Seller’s Knowledge, no other party to any Material Contract is in breach or default in any respect thereunder, nor, to Seller’s Knowledge has any event occurred or is expected to occur (including, without limitation, the transactions contemplated hereby), which with the giving of notice or the passage of time (or both) would constitute a breach or default by such other party thereunder.

2.9Personal Property. The Seller has good title to, a valid leasehold interest in, or a valid license to use, all of the Purchased Assets, free and clear of any Liens. All tangible Purchased Assets owned, leased or licensed by the Seller are in the possession of, and under the control of, the Seller.

2.10Intellectual Property. Schedule 2.10 sets forth a complete and correct list of all material Intellectual Property owned by the Seller or related to, used in or necessary for the operation of the Business (the “Seller Intellectual Property”). Except as set forth on Schedule 2.10, (a) the Seller owns all right, title and interest in, or has a valid license to use, the Seller Intellectual Property in the Business, free and clear of all Liens; (b) to the Seller’s Knowledge, the use of the Seller Intellectual Property in the conduct of the Business does not infringe upon, dilute or misappropriate (and in the past has not infringed upon, diluted or misappropriated) any Intellectual Property rights of any Person in the United States; (c) no claims or allegations of infringement or unauthorized use involving any Seller Intellectual Property are pending against a third party; (d) there are no pending claims or allegations of infringement or unauthorized use of any third party Intellectual Property or technology against the Seller or any Affiliate; and (e) to the Seller’s Knowledge, no circumstances exist that would form the basis for any material claim of infringement, dilution, unauthorized use, or violation of any Seller Intellectual Property, or challenge the ownership, use, validity or enforceability of any Seller Intellectual Property.

2.11Insurance Policies. The Seller has delivered, or made available to the Buyer, accurate and complete copies of all policies of insurance and pending applications for policies of insurance under which the Seller or the Business is covered. All policies of insurance which provide coverage to the Seller or the Business (a) are valid, outstanding and enforceable on the date hereof; (b) are issued by an insurer that is financially sound and reputable; (c) taken together, provide commercially reasonable insurance coverage for the Seller and operations of the Business for all risks to which the Seller and the Business are normally exposed; and (d) are sufficient for compliance with applicable Laws and the Contracts of the Seller. The Seller has not received any refusal of coverage, any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect, or that the issuer of any policy of insurance is unwilling to perform its obligations thereunder. The Seller has complied with all of its obligations under each such insurance policy.

2.12Litigation. There are no suits, actions, proceedings, investigations, claims or orders (collectively, “Legal Proceedings”) pending or, to the Seller’s Knowledge, threatened against the Seller or any of the current or former representatives of the Seller in their respective capacity as representatives of the Seller, nor is the Seller, or any such representative, subject to any judgment, order or decree of any court, judicial authority or Governmental Authority (nor have any of them been subject to such a judgment, order or decree in the past five (5) years). Schedule 2.12 sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Seller that are pending or that have been resolved in the past two (2) years, and the resolution thereof.

2.13Compliance with Applicable Laws. The Seller is in compliance in all material respects with all Laws applicable to it or to the operation of the Business. The Seller has not received any written notice from any court, judicial authority or Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice. To the Seller’s Knowledge, the Seller is not under investigation with respect to violations of any such Laws.

2.14Regulatory Compliance. Schedule 2.14 contains a complete and correct list of all Licenses and Permits issued to or maintained by the Seller as of the date hereof that are necessary to the conduct of the Business as the Business has been operated during the past twelve (12) months (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect. The Seller is in material compliance with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Licenses and Permits. The Seller has not received written notice that any of the Material Licenses and Permits will not be renewed, there are no proceedings pending to revoke or withdraw any such Material Licenses and Permits and the Seller has no reason to believe that any of the Material Licenses and Permits will be revoked, withdrawn or will not be renewed. The facilities used in the Business are in material compliance with all applicable building codes, ordinances and regulations, and the Seller has not received any written notice asserting a failure, or possible failure, to comply with any such fire codes, ordinances or regulations.

2.15Books and Records. The Seller has maintained its books and records in the Ordinary Course of Business, consistent with past practices. The Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets in all material respects.

2.16Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

2.17Carriers, Producers, Agents, Agencies and Brokers. Schedule 2.17 sets forth a list of all Carriers, Producers, Agents, Agencies and Brokers of the Seller, showing the total sales by the Seller to each for the years ended 2014 and 2015. As of the Closing Date, no Carriers, Producers Agent, Agency or Broker listed on Schedule 2.17 has terminated its relationship with the Seller or materially reduced or changed the pricing or other terms of its business with the Seller, and no Carriers, Producer, Agent, Agency or Broker listed on Schedule 2.17 has notified the Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Seller.

2.18Foreign Person. The Seller is not a foreign person within the meaning of Section 1445 of the Code.

2.19Full Disclosure. This Agreement, including all Schedules and Exhibits, delivered by or on behalf of the Seller hereunder are complete and correct in all material respects. No representation or warranty of the Seller contained in this Agreement and no written statement made by or on behalf of the Seller to the Buyer or any of its Affiliates pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Seller which the Seller has not disclosed to the Buyer in writing which reasonably could be expected to materially affect the Business in an adverse manner. Notwithstanding the foregoing, Seller is not making any representations regarding potential future revenue.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

3.1Organization and Authority of the Buyer; Enforceability. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

3.2No Consents. No material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer.

3.3No Violation. Neither the execution and delivery of this Agreement nor the performance by the Buyer of the transactions contemplated hereby will (a) violate or conflict with the Organizational Documents of the Buyer, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent under the terms, conditions or provisions of any contract, agreement, lease, license or other instrument or obligation to which the Buyer is a party, or (c) conflict with or violate any Laws applicable to the Buyer or by which any of its properties is bound.

3.4Litigation.  There are no Legal Proceedings pending, or to the Buyer’s knowledge, threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

ARTICLE 4

CLOSING

4.1Time and Place.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall occur simultaneously with the execution of this Agreement (the “Closing Date”) and shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

4.2Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

4.2.1Corporate Documents. A copy of the Articles of Incorporation of the Seller certified by the State Corporation Commission of the Commonwealth of Virginia, as of a date not more than thirty (30) days prior to the Closing Date;

4.2.2Good Standing Certificate. A certificate of good standing with respect to the Seller, issued by the State Corporation Commission of the Commonwealth of Virginia, as of a date not more than thirty (30) days prior to the Closing Date;

4.2.3Employment Agreement.  Steven D. Love shall execute an Employment Agreement with Buyer on mutually agreeable terms.

4.2.4Authorizing Resolutions. A copy of the resolutions of the Seller’s Board of Directors, certified by an officer of the Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder;

4.2.5Payoff Letters.  Payoff letters with respect to any outstanding Indebtedness of the Seller duly executed by the lender(s) or agent, indicating that (a) upon payment of the applicable amounts specified in such payoff letter, all outstanding obligations of the Seller arising under or related to such outstanding Indebtedness shall be repaid and extinguished in full and (b) that such lender(s) or agent shall release any Liens and other security interests in, and agree to deliver Uniform Commercial Code termination statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, the Purchased Assets;

4.2.6Intentionally left blank.

4.2.7Intentionally left bank.

4.2.8Consents. The Third Party Consents and Governmental Consents identified on Schedule 2.6;

4.2.9 Intentionally left blank;

4.2.10Assignment and Assumption Agreement. An assignment and assumption agreement in a form mutually agreed to by the Parties and duly executed by the Seller (the “Assignment and Assumption Agreement”), effecting the assignment to and assumption by the Buyer of the Purchased Assets and the Assumed Liabilities;

4.2.10Carrier Assignments; New Agency Agreements.  Seller shall obtain written assignments and/or fully executed new agency agreements naming Buyer as the Agency, containing language acceptable to Buyer, for a sufficient number of Carriers amounting to sixty (60%) percent of all Agency revenue for Seller.

4.2.11Bill of Sale. A bill of sale in a form mutually agreed to by the Parties and duly executed by the Seller (the “Bill of Sale”), transferring the tangible personal property included in the Purchased Assets to the Buyer;

4.2.12Intellectual Property Assignment. An intellectual property assignment in form and substance mutually agreed to by the Parties and duly executed by the Seller (the “IP Assignment”), effecting the assignment of all of the Seller’s Intellectual Property to the Buyer;

4.2.13Lease.  A lease in form and substance mutually agreed to by the Parties (the “Lease Agreement”), shall be duly executed on reasonable market terms acceptable to both Parties;

4.2.14Transition Agreement. A transition agreement in form and substance mutually agreed to by the Parties (the “Transition Agreement”), and duly executed by the Seller;

4.2.15Other Documents.  Such other documents and instruments as the Buyer may reasonably request to consummate the transactions contemplated hereby.

4.3Deliveries by the Buyer. The Buyer will deliver or cause to be delivered to the Seller:

4.3.1Purchase Price. Payment of the Purchase Price as provided in Section 1.3;

4.3.2Good Standing Certificate. A certificate of good standing with respect to the Buyer, issued by the Secretary of State of Delaware, as of a date not more than thirty (30) days prior to the Closing Date;

4.3.3Authorizing Resolutions. A copy of the resolutions of the Buyer’s Board of Directors, certified by an officer of the Buyer as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder;

4.3.4Countersigned Agreements. Copies of this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment, Lease Agreement, and the Transition Agreement duly executed by the Buyer; and

4.3.5Other Documents. Such other documents and instruments as the Seller shall reasonably request to consummate the transactions contemplated hereby.

ARTICLE 5

POST CLOSING COVENANTS

5.1Tax Covenants.

5.1.1The Parties understand that the Buyer, in consultation with its designated third-party valuation advisors, shall be performing a valuation of the Purchased Assets for the purpose, among other things, of valuing the covenants made by the Seller (“Purchase Price Allocation”). The Buyer and Seller each agree that such valuation shall be dispositive regarding the allocation of the respective Purchase

Price.  The Seller and the Buyer shall cooperate to prepare IRS Form 8594 and any required exhibits thereto. The Buyer and the Seller shall report the federal, state, local and other income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Purchase Price Allocation and shall not take any position inconsistent therewith. Buyer and Seller will promptly notify the other party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation.

5.1.2The Seller and the Buyer hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to the Buyer of the Purchased Assets by the Seller.

5.2Access to Books and Records. From and after the Closing, each Party shall provide the other Party and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records relating to the Business with respect to periods, portions thereof or occurrences prior to the Closing Date in connection with legitimate business purposes of the requesting Party (including in connection with the filing of any Tax Returns, the making of any Tax elections, and the defense of any Tax claim audit or proceeding), expressed to the other Party in writing.

5.3Non-Competition; Non-Solicitation; Confidentiality.

5.3.1Non-Disclosure of Confidential Information. Neither the Equity Holder, Steven D. Love nor the Seller shall, directly or indirectly, disclose or use at any time any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of the Seller’s duties to the Buyer or as required by Law or as otherwise provided hereunder, or is necessary for the enforcement of the Seller’s, Steven D. Love’s or the Equity Holder’s rights pursuant to this Agreement. The Seller, Steven D. Love and the Equity Holder further agree to take commercially reasonable steps, to the extent within their control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event that the Equity Holder, Steven D. Love or the Seller is required by Law to disclose any Confidential Information, such Party shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business or its distributors, customers, independent contractors or other business relations. Confidential Information includes the following as they relate to the Business and, in each case, to the extent the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Business’s distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (a) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Equity Holder, Steven D. Love or the Seller; (b) is thereafter disclosed or furnished to the Equity Holder, Steven D. Love or the Seller by a third party who is not known by such party to have acquired the information under an obligation of confidentiality; (c) is disclosed by the Equity Holder, Steven D. Love or the Seller (subject to compliance with the applicable provisions of this Section 5.3.1) under compulsion of applicable Law; or (d) is used by one of the Permitted Companies in the Ordinary Course of Business of such Permitted Company, except as otherwise limited in this Agreement.

5.3.2Non-Competition. The Equity Holder, Steven D. Love and the Seller are familiar with the trade secrets related to the Business and with other Confidential Information concerning the Business, including all (a) inventions, technology and research and development related to the Business, (b) customers and clients and customer and client lists related to the Business, (c) products (including products under development) and services related  to  the  Business  and  related  costs  and  pricing  structures  and  manufacturing  techniques, (d) accounting and business methods and practices related to the Business and (e) similar and related Confidential Information and trade secrets related to the Business. The Equity Holder , Steven D. Love and the Seller acknowledge and agree that the Business would be irreparably damaged if such Party were to directly or indirectly provide services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by any such Party would result in a significant loss of goodwill by the Business. In further consideration for the Buyer’s payment of the Purchase Price under this Agreement (in respect of which payment the Equity Holder, Steven D. Love and the Seller expressly acknowledge that it derives a substantial and direct benefit), and in order to protect the value of the Business acquired by the Buyer hereunder (including the goodwill inherent in the Business as of the date hereof), the Equity Holder, Steven D. Love and the Seller hereby agree that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), such Party shall not acquire or hold any economic or financial interest in, act as a partner, member, stockholder, or representative of, render any services to, or otherwise operate or hold an interest in any Person (other than the Seller) having any location in any county in which the Business or the Buyer conducts operations as of the Closing Date, which entity, enterprise or other Person primarily engages in, directly or indirectly, any business that competes with the Business; provided, however, that nothing contained herein shall be construed to prohibit any such Party from purchasing up to an aggregate of five percent (5%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis) or from retaining any ownership in any Permitted Company.  Seller shall give Buyer written notice of any such purchase of an aggregate of five percent (5%).  Notwithstanding the above, if Buyer materially breaches this Agreement, the provisions of this Section 5.3.2 shall terminate following a thirty (30) day cure-period (the “Cure Period”) where Buyer may correct such material breach. The Cure Period shall commence upon Buyer’s receipt of written notice from the Seller detailing the particular act or acts or failure or failures to act that constitute the material breach. The termination of this Section 5.3.2 shall thereafter be effective at the expiration of the Cure Period unless Buyer has fully cured such breach during the Cure Period.

5.3.3Non-Solicitation; Non-Disparagement. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Solicitation Period”), neither the Equity Holder nor the Seller shall, directly or indirectly, either individually or acting in concert with another Person or Persons, (a) request, induce or attempt to influence any distributor, supplier or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business; or (b) make any negative, derogatory or disparaging statements or communications regarding the Buyer, the Business, or the Affiliates or representatives of the Buyer. Notwithstanding the foregoing, this Section 5.3.3 shall not apply with respect to truthful testimony given in any Legal Proceeding or to statements made in response to an order of a court or other Governmental Authority.

5.3.4Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 5.3 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a breach or violation by any Party of any of the provisions of this Section 5.3, the Non-Competition Period or Non-Solicitation Period, as the case may be, will be tolled for so long as such Party was in violation of such provision. The Equity Holder and the Seller agree that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Buyer’s interest in, and the value of, the Business.

5.4Transition Items.

5.4.1Transition Collections. The Seller shall promptly remit to the Buyer any proceeds received from any Accounts Receivable that constitute Purchased Assets, regardless of when such proceeds are received or whether such proceeds were obtained as a result of the collections efforts of the Seller.  At the reasonable request of the Buyer (and at the cost of the Buyer should Seller incur actual third party expense), the Seller shall make best efforts to assist in the collection of any and all outstanding Accounts Receivable.

5.4.2Use of Name. Following the Closing, the Seller agrees not to use any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related to the Business (including, without limitation, the name “Mid Atlantic Insurance Services, Inc.”) except in connection with the filing of Tax returns or the winding up of the Seller’s business affairs related to the Business.

5.5Further Assurances. From and after the Closing, the Seller shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.

ARTICLE 6

INDEMNIFICATION

6.1Survival of the Seller’s and the Equity Holder’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Seller and the Equity Holder contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the Fundamental and Statutory Representations shall survive until the expiration of the applicable statute of limitations. All Post-Closing Covenants of the Seller and the Equity Holder will survive the Closing in accordance with their terms. If the Buyer provides notice of a claim in accordance with the terms of this Agreement prior to the end of the period of survival set forth in this Section 6.1, then the Liability for such claim will continue until the claim is fully resolved.

6.2Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties in Section 3.1 (Organization and Authority of the Buyer; Enforceability) shall survive until the expiration of the applicable statute of limitations. All Post-Closing Covenants of the Buyer will survive the Closing in accordance with their terms. If the Seller provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 6.2, then the Liability for such claim will continue until the claim is fully resolved.

6.3Indemnification by the Seller and the Equity Holder.  Subject to the terms, conditions and limitations set forth in this Article 6, the Seller and the Equity Holder shall jointly and severally indemnify, defend and hold harmless the Buyer and its representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”), from and against, and shall promptly pay or reimburse each Buyer Indemnified Party for, any and all Losses sustained or incurred (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) by any Buyer Indemnified Party resulting from: (a) any breach of a representation or warranty made by the Seller or the Equity Holder in this Agreement; (b) any breach of any Post-Closing Covenant made by the Seller or the Equity Holder in this Agreement; (c) any claim or assertion for obligations in respect of Indebtedness or broker’s or seller’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by the Seller or any of its Affiliates; (d) any obligation of the Seller for any Taxes with respect to all taxable periods, or portions thereof, that end prior to the Closing Date; (e) the failure of the Seller to pay, discharge and perform any of the Excluded Liabilities; or (f) the ownership or operation of the Business or the Purchased Assets prior to the Closing Date, except to the extent such Losses are Assumed Liabilities.

6.4Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article 6, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller, the Equity Holder and their respective representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by any Seller Indemnified Party resulting from: (a) any breach of a representation or warranty made by the Buyer in this Agreement; (b) any breach of a Post-Closing Covenant made by the Buyer in this Agreement; (c) any obligation of the Buyer or the Business for any Taxes with respect to all taxable periods, or portions thereof, that begin on or after the Closing Date; (d) the failure of the Buyer to pay, discharge and perform any of the Assumed Liabilities; or (e) the ownership or operation of the Business or the Purchased Assets on or after the Closing Date.

6.5Indemnification Procedure for Third Party Claims.

6.5.1In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), then such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to the applicable Indemnifying Party within sixty (60) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except, and to the extent that, the Indemnifying Party can show that the failure to give such notification on a timely basis adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, if pursuant to or as a result of such settlement or cessation, (a) injunctive or other equitable relief would be imposed against the Indemnified Party, or (b)

each claimant or plaintiff in such Third Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim.

6.5.2Notwithstanding anything contained in Section 6.5.1 to the contrary, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

a)the Indemnifying Party shall acknowledge in writing that it shall be fully responsible for all Losses relating to such proceeding;

b)the Indemnifying Party must diligently defend such proceeding;

c)the Indemnifying Party must furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party (or the funds available in an escrow account, if applicable), in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

d)such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party, and shall not involve claims for specific performance or other equitable relief; and

e)there does not exist, in the Indemnified Party’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

6.6Tax Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.7Limitation on Indemnification. The indemnification provided for in Section 6.3 shall be subject to the following limitations:

6.7.1Notwithstanding anything to the contrary set forth in this Agreement, the Seller and the Equity Holder shall not be liable to the Buyer Indemnified Parties pursuant to Section 6.3, until the aggregate amount of all Losses exceed One Hundred Thousand Dollars ($100,000) (the “Basket”), in which event Seller and the Equity Holder shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Seller and Equity Holder shall be liable pursuant to Section 6.3(a) and Section 6.3(b) shall not exceed Seven Million Dollars ($7,000,000).

6.7.2Notwithstanding the foregoing, the limitations set forth in Section 6.7.1 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental and Statutory Representation or fraud.

6.8No Consequential Damages.  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, remote or speculative damages, or damages based on diminution in value, multiple of earnings or any other type of multiple, save and except such damages payable with respect to Third Party Claims for which such Indemnifying Party is obligated to provide indemnification under Sections 6.3 through 6.5.

ARTICLE 7

DEFINITIONS

7.1Definitions. As used in this Agreement,

“Accounts Payable and Other Current Liabilities” of any Person means (a) all trade accounts payable and other obligations of payment to suppliers of such Person, (b) all earned but unpaid compensation payable to employees or independent contractors of such Person, and (c) all accrued but unpaid obligations of payment, other than those related to Taxes or Indebtedness of such Person.

“Accounts Receivable” of any Person means (a) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Actual EBITDA” means the actual EBITDA for the respective Measurement Period determined with respect to the Business. EBITDA shall be determined in accordance with GAAP.   For the avoidance of doubt, the Incentive Payments will be included in the calculation of Actual EBITDA.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed to Control another Person if such Person owns or Controls, directly or indirectly, more than ten percent (10%) of the voting Equity Interests of the other Person. “Control,” “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to direct the use of, disposition of and access to the property of another Person.

“Calendar Year” shall mean the twelve (12) month period from January 1 through December 31.

“Cash Credit” shall mean an amount equal to the cash on Hand of Seller, which shall be deducted from the payment of the Initial Purchase Price and included in the calculation in Section 1.6.

“Cash on Hand” means all cash and cash equivalents of Seller, calculated as of 12:01 a.m., Eastern Time on the date of calculation, determined in accordance with GAAP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contract” means any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“Fundamental and Statutory Representations” the representations and warranties in Section 2.1 (Organization and Qualification), Section 2.2 (Authorization; Enforceability), Section 2.7 (Taxes), and the representations and warranties concerning title to the Purchased Assets contained in Article 1.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof having competent jurisdiction over any of the Seller, the Buyer or the transactions contemplated by this Agreement, as applicable.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations; (d) operating lease obligations related to any pieces of material equipment used in the Business; (e) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (f) conditional sale or other title retention agreements; (g) the factoring or discounting of accounts receivable; (h) swap or hedging agreements or arrangements; (i) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); and (j) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; (k) all Indebtedness of the types referred to in clauses (a) through (j) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (l) any unfunded pension liabilities; and (m) any so-called “change of control” payments.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all advertising and promotional materials, (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Law” means each provision of any currently implemented federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means any lease, sublease or any other material agreement pertaining to any Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including, without limitation, any liability for Taxes.

“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, easements, franchises, approvals, authorizations, orders and other similar rights, or any waivers of the foregoing, issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, proxy, interest, equity, option, lien, preemptive right, right of first offer or refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities Laws.

“Loss” or “Losses” means, with respect to any Person, all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, Taxes, fines, penalties, damages, costs and expenses (including reasonable attorneys’ fees) sustained or incurred by such Person, but specifically excluding any punitive, incidental, consequential, special, remote or speculative damages, or damages based on diminution in value, multiple of earnings or any other type of multiple, save and except such damages payable with respect to Third Party Claims for which an Indemnifying Party is obligated to provide indemnification under Sections 6.3 through 6.5.

“Measurement Period” shall mean each of the respective twelve (12) month periods from:

(a) February 1, 2016 through January 31, 2017;

(b) February 1, 2017 through January 31, 2018;

(c) February 1, 2018 through January 31, 2019;

(d) February 1, 2019 through January 31, 2020; and

(e) February 1, 2020 through January 31, 2021.

“New Carriers” shall mean those carrier clients of Seller that, as of the Closing Date, are not doing business with Buyer. The New Carriers are set forth in Schedule 1.4.3.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to a limited liability company, the articles of organization or certificate of formation and operating agreement; (c) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity and any internal governing documents; and (d) any amendment to any of the foregoing.

“Permitted Company” means each of (a) Sole Proprietor Solutions, Inc., a Virginia corporation; (b) Specialized Insurance Services, Inc., a Virginia corporation; (c) Steve Love Insurance Agency, Inc., a

Virginia corporation; (d) Mount Tallac Holdings, LLC, a Virginia limited liability company; (e) Metro Painting of Va., Inc., a Virginia corporation; (f) Endeavor RE, SPC; (g) Old Dominion RE, SPC; (h) Virginia RE, SPC.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Post-Closing Covenant” means any covenant, promise, commitment or other obligation (or any portion thereof) made or undertaken by any Party, in this Agreement or any Other Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Referral EBITDA” means EBITDA attributable to fee income from services provided by Buyer or Buyer’s Affiliates to New Carriers and shall be calculated based on actual EBITDA margin or a best estimate of EBITDA margin on such fee income, as determined in good faith by Buyer.

“Seller’s Knowledge” or “Knowledge of the Seller” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to the Seller or in the absence of such knowledge the actual knowledge that the Seller would have had if it had undertaken a reasonable inquiry of the fact, matter or circumstance in question.

“Tax” or “Taxes” means (a) any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such Tax.

“Tax Returns” means any return, declaration, report, schedule, notice, form, claim for refund, or information return or statement (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

ARTICLE 8

MISCELLANEOUS

8.1Notices, Consents, etc.   Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when delivered by hand, transmitted by facsimile, e-mail or other means of electronic transmission, delivered by Federal Express or other express overnight delivery service, or  sent by registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Seller or the Equity Holder:

Mid Atlantic Insurance Services, Inc.

1912 E. Broad Street

Richmond, VA 23223

Attention: Steven Love

E-mail:

with a copy (which shall not constitute notice) to:

Hirschler Fleischer, PC

The Edgeworth Building

2100 East Cary Street

P.O. Box 500

Richmond, Virginia 23223 (mail 23218-0500)

Attn: Collin J. Hite, Esquire

Telephone:  (804) 771-9595

Facsimile: (804) 644-0957

E-mail: chite@hf-law.com

If to the Buyer:

Patriot Underwriters, Inc.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

Attention: Christopher A. Pesch

E-mail: cpesch@patnat.com

Date of service of such notice shall be (a) the date such notice is delivered by hand, facsimile, e-mail or other form of electronic transmission, as long as a hard copy of such notice is also delivered by overnight delivery service no later than three (3) days following electronic transmission, (b) one (1) business day following the delivery by express overnight delivery service, or (c) three (3) business days after the date of mailing if sent by certified or registered mail.

8.2Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.3Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Seller without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Seller; provided, however, that the Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to the Buyer, and the Buyer may assign its rights under this Agreement to its financing sources.

8.4Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of e-mail, facsimile or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.5Expenses. Except as otherwise provided in this Agreement, each of the Seller and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby and thereby.

8.6Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

8.7Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

8.8Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.9Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Information furnished in any particular Schedule shall not be deemed to be included in all other Schedules in which the information is required to be included unless specifically designated with a cross-reference.

8.10Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter;

(d) the term “including” shall mean “including, without limitation,” (i.e., by way of example and not by way of limitation); (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “business days.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty or covenant. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

8.11Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration in Fort Lauderdale, Florida before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.12Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each Party hereby irrevocably waives, and covenants that it will not assert any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party hereto may file an original counterpart or a copy of this Section 8.12 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement on the date first written above.

BUYER:

Patriot Underwriters, Inc.

By:/s/ Paul V. H. Halter, III

Name:Paul V. H. Halter, III

Title:CEO

SELLER:

Mid Atlantic Insurance Services, Inc.

By:/s/ Steven Donald Love

Name:Steven Donald Love

Title:President

EQUITY HOLDER:

By:/s/ Steven Donald Love

Name:Steven Donald Love,

as Trustee of the Steven D. Love Declaratory Trust dated 1998

Steven D. Love individually is executing below solely to join and assume the obligations by the provisions of Section 1.5 (Third Party Consents) and Section 5.3 (Non-Competition; Non-Solicitation; Confidentiality):

By:/s/ Steven Donald Love

Name:Steven Donald Love

* All schedules and exhibits to this Exhibit 2.21 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include a list of assumed customer contracts, assumed liabilities, wiring instructions, and licenses. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.